Exhibit 10.32

Sponsored Links Master Terms and Conditions

These Sponsored Links Master Terms and Conditions (“Master Terms”) are entered into between LookSmart, Ltd. with its principal office at 625 2nd Street, San Francisco, California 94107 (“Service Provider” or “SP”) and eBay Inc. with its principal office at 2145 Hamilton Avenue, San Jose, California 95125 (“eBay”), and will govern all Insertion Orders placed for the Services by eBay or any of its Affiliates, as applicable. These Master Terms and any Insertion Orders issued hereunder are collectively referred to as the “Agreement.”

1. DEFINITIONS

1.1 “Ad” means an advertisement provided by eBay to SP in connection with an IO, which may include text, trade or service marks or names, graphical image files, links to eBay-designated URLs (which may include search results pages), or any other content provided by Customer for display by SP in accordance with these Master Terms.

1.2 “Affiliate” means any entity that eBay controls, is controlled by, or is under common control with, where “control” means the ability to control corporate decisions or the ownership of at least twenty percent (20%) interest.

1.3 “Click” means that an Internet user has (a) clicked on an Ad displayed on an SP Network Property in connection with the Services and (b) successfully linked to the original (i.e., not a cached, mirrored, or other stored version) eBay-designated URL specified in the Ad.

1.4 “Insertion Order” or “IO” means the eBay insertion order for delivery of the Services in accordance with these Master Terms end the instructions printed or written on the face of such insertion order.

1.5 “Negative Keyword” means any keyword designated as such in writing by eBay for which SP will prevent Ads from displaying in response to a search query that includes such keyword.

1.6 “Selected Keyword” means any keyword designated as such in writing by eBay for which SP will cause an applicable Ad to display on the SP Network Property in response to a search query (on the SP Network Property) that includes such keyword, subject to any Negative Keyword blocking described in Section 3.1 below.

1.7 “Services” means the services provided by SP hereunder, as specified in an IO, related to the placement and display of Ads on SP Network Properties either (i) in response to Internet users’ search queries on those SP Network Properties which queries include one or more Selected Keywords (and do not include any Negative Keywords), or (ii) in connection with eBay’s purchase of run-of-network Ad placements.

1.8 “SP Network Property” means SP’s owned and operated web sites as well as SP’s distribution partner network sites for which SP has all the necessary rights and licenses to deliver Ads or perform the Services; all SP Network Property sites on which eBay’s Ad will appear shall be listed in the applicable IO(s).

2. SCOPE OF RELATIONSHIP

2.1 Services for eBay & Affiliates. SP will provide the Services in accordance with the Agreement to eBay and any Affiliate submitting an IO in accordance with these Master Terms. Each Affiliate will be entitled to all the benefits and protections, and will be subject to all the obligations, of the Agreement with respect to IOs placed by such Affiliate, and all Ads related thereto, as if it were eBay. Any IO submitted by an Affiliate under these Master Terms will create rights and obligations solely between such Affiliate and SP; eBay and its other Affiliates shall not have any obligations or liability hereunder with respect to such IO. Nothing in these Master Terms will obligate eBay or any Affiliate to enter into any IO with SP. Each Affiliate will be entitled to receive from SP its own Ad Management Account (defined in Section 3.4 below) and manage Affiliate’s advertising campaigns to the same extent as eBay, including setting its own Spending Caps (defined in Section 3.4 below), in accordance with these Master Terms.

2.2 No Additional Terms; Conflict. All IOs will be governed by these Master Terms. eBay’s failure to object to provisions contained in any communication from SP will not be deemed a waiver of any provision herein. Any additional or different terms proposed by SP (regardless of the form of writing or agreement (including any posted terms or clickthroughs required as part of using the Service) and notwithstanding any contrary terms contained therein) will be deemed material, are objected to, and are hereby rejected unless specifically accepted by eBay in a hardcopy signed writing. In the event of any conflict between the terms of any IO and these Master Terms, the Master Terms will control except for provisions that are expressly indicated on the face of such IO as superseding their counterpart(s) in the Master Terms.

2.3 Insertion Orders. Separate IOs will be executed by eBay or any of its Affiliates, as applicable, and SP, for each advertising campaign placed by eBay or such Affiliate. Each IO will specify the applicable eBay entity (eBay or an Affiliate) buying the Selected Keywords (and/or Negative Keywords, if applicable) and/or run-of-network advertisements, the applicable URLs to which such Ads will link, the beginning and end dates for the advertising campaign, and the cost-per-ClicK (“CPC”) for the duration of such advertising campaign.

2.4 Independent Contractors. The parties are independent contractors, and nothing in the Agreement will be deemed to place the parties in the relationship of employer-employee, principal-agent, partners or joint venturers.

3. SP OBLIGATIONS

3.1 Selected Keywords; Negative Keywords. Except as otherwise set forth in this Section, SP will provide the Services to display Ads on SP Network Properties in response to an internet user’s submission on any SP Network Property of a search query that includes one or more Selected Keywords. If SP is capable of providing negative keyword matching services, eBay may request, and SP will provide, negative keyword matching as part of the Services such that SP will provide Services to prevent the display of Ads in response to an Internet user’s search query that includes any Negative Keywords, even if such search query also includes a Selected Keyword.

3.2 Run-of-Network Placements. SP will provide Services, in accordance with these Master Terms, to display Ads on SP Network Properties in connection with any run-of-network advertising requested by eBay under the applicable IO.

3.3 Ad Delivery. SP represents and warrants that it owns or has the necessary rights and licenses to the SP Network Properties on which SP delivers the Ads or performs the

Services, in accordance with the Agreement. Unless otherwise expressly set forth in an IO, no Ad will be delivered to Internet users located outside the U.S. SP will display the Ad exactly as provided by eBay, and will not modify, truncate or otherwise alter the Ad in any manner without eBay’s prior written approval on a case-by-case basis. eBay may submit multiple Ads and SP will display the applicable Ad (or version thereof) indicated by eBay as corresponding to the Selected Keyword (subject to any Negative Keywords, if applicable) or run-of-network placement. Without limiting the foregoing, SP DISCLAIMS ALL GUARANTEES REGARDING ANY CONVERSIONS OR OTHER RESULTS FOR ANY ADS (INCLUDING ANY RETURN ON INVESTMENTS RELATING TO ANY ADS).

3.4 Spending Caps. In addition to Customer's ability to set maximum cost-per-Click rates for Selected Keywords, Customer will be entitled to set, and alter, at any time and in its sole discretion, spending caps (“Spending Caps”) for the Services applicable to any IO via an online account interface to the Services (“Ad Management Account”). SP will not exceed the Spending Caps specified by eBay through the Ad Management Account and, notwithstanding anything in the Agreement, eBay will not be liable to pay any fees or charges in excess of the Spending Caps (measured on Pacific Time).

3.5 Compliance with Laws. SP represents and warrants that it will maintain high standards of professionalism and will at ail times comply with all applicable laws and regulations in the performance of the Services and its obligations under the Agreement.

4. LICENSE.

4.1 Grant. Subject to the terms and conditions of this Agreement, eBay hereby grants to SP a limited, non-exclusive, non-transferable license to reproduce, distribute, publicly display, and publicly perform, the Ads solely on SP Network Properties in connection with the Services and solely in accordance with the Agreement.

4.2 Restrictions. SP may not, without the prior written approval of eBay, modify or create derivative works from the Ads or any content contained therein.

4.3 No Implied Rights. All rights not expressly granted hereunder are reserved to eBay and/or its Affiliates.

5. AD CONTENT

5.1 Delivery. eBay will provide its lists of Selected Keywords (and Negative Keywords, if applicable) to SP via excel spreadsheets or other mutually agreeable format. eBay will provide Ads and all content therein via a mutually agreeable format. SP may reject any of eBay’s Selected Keywords or Customer Ads that do not meet SP’s generally-applicable (and generally-enforced) editorial policies.

5.2 Management. eBay will be entitled to login in to the Ad Management Account to manage its advertising campaigns, including: (i) cancelling at any time all or any part of an IO, provided such cancellation shall be effective within 48 hours following such notice; and (ii) making changes, at any time, to Spending Caps as described in Section 3.4. SP will ensure that the Ad Management Account provided to eBay shall contain features and functionality that is equal to or better than the features or functionality of ad management accounts provided by SP to SP’s other customers.

5.3 Ownership. SP acknowledges that eBay and its Affiliates, as applicable, retain all right, title and interest in and to the Ads and content therein submitted by eBay or its Affiliates, as applicable, including any intellectual property rights therein. All usage of such content, and any goodwill established by such use, will inure to the exclusive benefit of eBay or its Affiliates, as applicable, and the Agreement does not confer any goodwill or other interests in such content to SP. SP will not adopt or attempt to register any content that is confusingly similar to any such content

6. TRACKING; INVOICES; PAYMENT TERMS.

SP will invoice eBay or its Affiliates monthly for Clicks on eBay’s Ads in accordance with the Agreement, and subject to any Spending Caps set Forth in the applicable IO(s). SP win send invoices to the address identified in the applicable IO for the applicable eBay entity, and will indicate on the face of such invoice the applicable eBay PO number (if provided by eBay) and eBay entity. eBay may separately track the number of Clicks on Ads delivered during each month that Services are performed. Any tracking discrepancies between the parties’ respective records shall be resolved as follows:

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10% or less: In the event of a discrepancy of 10% or less between the parties’ tracking data for a given month, eBay shall pay off of SP's tracking data for Clicks delivered in accordance with this Agreement, subject to the applicable Spending Caps set by eBay under the relevant lO(s).

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Greater than 10%: Should there be a discrepancy of more than 10% between SP’s statistics and eBay’s statistics for a given month, the parties shall attempt to promptly resolve such discrepancy in good faith, and shall implement any mutually-agreed upon adjustments. In the event of an unresolved tracking discrepancy greater than 10%, eBay will pay the average between the parties’ respective tracking data for such month up to a cap of 10% higher than the data reported under eBay’s tracking statistics, and subject further to the applicable Spending Caps set by eBay under the relevant IO(s). To be clear, in no event will eBay be obligated to pay fees in excess of 10% higher than those reported under its own tracking data.

•	Invoices. SP will issue any revised invoices required under the above-described discrepancy resolution formula.

•	Payment timing. Payments of undisputed sums will be due within thirty days following receipt of correct invoice.

7. CONFIDENTIALITY. Each party (“Disclosing Party”) may from time to time during the term of these Master Terms disclose to the other party (“Receiving Party”) certain information regarding the Disclosing Party’s business that shall be considered the Disclosing Party’s Confidential Information as defined herein. “Confidential Information” means any and all information disclosed by the Disclosing Party that is labeled as “confidential” or “proprietary”, or if disclosed orally is identified as confidential at the time of disclosure and is confirmed in writing as “confidential” or “proprietary” within fifteen (15) days after such oral disclosure. Regardless of whether or not labeled or identified as “confidential” or “proprietary”, the following items are hereby deemed eBay’s “Confidential Information:” Selected Keywords, Negative Keywords, the CPC rates of Ads, Selected Keywords, and Negative Keywords, fees paid to SP hereunder, and any Spending Caps specified by eBay. The terms and conditions of the Agreement shall be deemed the “Confidential Information” of both parties. During the term of these Master Terms and at all times thereafter, the Receiving Party will (a) hold all Confidential Information of the Disclosing Party in strict trust and confidence, (b) refrain from using or permitting others to use the Disclosing Party’s Confidential Information in any manner or for any purpose not expressly permitted or required by the Agreement, (c) refrain from disclosing or permitting others to disclose any Confidential information of the Disclosing Party to any third party without obtaining the Disclosing Party’s prior written consent on a case-by-case basis, and (d) limit access to the Disclosing Party’s Confidential Information to employees or contractors of the Receiving Party who have a reasonable need to have such access in order to perform the Services and are under a duty of confidentiality no less restrictive than that set forth herein. The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than the greater of reasonable care and industry-standard care. Upon termination or expiration of these Master Terms, or earlier upon the Disclosing Party’s request, the Receiving Party will return or destroy all Confidential Information of the Disclosing Party, including any copies thereof, and certify in writing to the Disclosing Party that it has complied with the provisions of this sentence. If the Receiving Party is compelled by law, rule, regulation or a court order to disclose the Disclosing Party’s Confidential information, the Receiving Party will give prompt written notice to the Disclosing Party and assist the Disclosing Party in seeking protective treatment far such Confidential Information. “Confidential Information” does not include Information that the Receiving Party can prove (a) is lawfully known by the Receiving Party at the time of disclosure by the Disclosing Party to the Receiving Party, (b) becomes, through no act or fault of the Receiving Party, publicly known, or is generally made available without restriction by the Disclosing Party, (c) is rightfully disclosed to the Receiving Party by a third party without a restriction on disclosure or use, or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information.

8. LIMITATION OF LIABILITY. EXCEPT FOR EITHER PARTY’S (OR ANY AFFILIATE’S) BREACH OF SECTION 7, OR A PARTY’S (OR ANY AFFILIATE’S) OBLIGATION UNDER SECTION 9, (A) IN NO EVENT WILL EITHER PARTY (OR ANY AFFILIATE) BE LIABLE TO THE OTHER PARTY (OR ANY AFFILIATE) FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS OR .GOODWILL, FOR ANY MATTER ARISING OUT OF OR RELATING TO THE AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE EVEN IF SUCH PARTY (OR THE APPLICABLE AFFILIATE) HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (B) EACH PARTY’S (OR ANY AFFILIATE’S) MAXIMUM CUMULATIVE LIABILITY FOR ANY CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LIMITED TO THE AMOUNT PAID OR PAYABLE BY SUCH PARTY (OR THE APPLICABLE AFFILIATE) UNDER THE IO GIVING RISE TO THE LIABILITY.

9. INDEMNIFICATION

9.1 By SP. SP will indemnify, hold harmless and defend eBay, its Affiliates, and their directors, officers, employees and agents from and against any and all actions, claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) brought by a third party (including any Internet user) arising from or relating to: (i) any breach by SP of any of its obligations, duties, or covenants under the Agreement; (ii) the Services (excluding claims solely to the extent indemnified by eBay under Section 9.2 below).

9.2 By eBay. eBay will Indemnify, hold harmless and defend SP, its Affiliates, and their directors, officers, employees and agents from and against any and all actions, claims,

losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) brought by a third party (including any Internet user) arising from or relating to (i) any breach by eBay of any obligations, duties, or covenants under the Agreement; (ii) any allegation that the contents of eBay’s Ads, where displayed in accordance with the Agreement, violate or infringe upon any U.S. patent, copyright, trademark right or other intellectual property right of a third party, except where such eBay Ad(s) has been modified without authorization, and such modification is the basis of the Claim. Notwithstanding the foregoing, eBay will have no obligation under this Section if the applicable Ad was (i) modified without eBay’s prior written authorization, or (ii) used other than in accordance with these Master Terms: THIS SECTION SETS FORTH EBAY’S ENTIRE LIABILITY AND SP’S SOLE AND EXCLUSIVE REMEDY FOR INFRINGEMENT CLAIMS AND ACTIONS.

9.3 PREREQUISITES TO INDEMNIFICATION. The obligations set forth in Sections 9.1 and 9.2 are conditioned on the indemnified party: (i) giving the indemnifying party prompt written notice of any such claim, (ii) cooperating with the indemnifying party, at the indemnifying party’s reasonable expense, in the defense of such claim, and (iii) giving the indemnifying party the sole right to control the investigation, defense, and settlement of any such claim, provided that the indemnifying party will not enter into any settlement that affects the indemnified party’s rights or interest without the indemnified party’s prior written approval. Without limiting the foregoing, the indemnified party will have the right to participate, at its expense, in the defense of any claim.

10. TERM; TERMINATION; IO SUSPENSION AND CANCELLATION

10.1 Term. The term of these Master Terms will commence on the date of the last signature hereof and will continue in effect until terminated as provided in Section 10.2.

10.2 Termination. These Master Terms may be terminated by eBay; (i) for any breach by SP of these Master Terms or an IO that is not cured within ten (10) days after receipt of a written notice from eBay; or (ii) for any or no reason upon ten (10) days written notice to SP. These Master Terms may be terminated by SP: (a) for eBay’s failure to pay any undisputed amounts hereunder that is not cured within thirty (30) days after receipt of a written notice from SP; or (b) for any or no reason upon ten (10) days prior written notice to eBay.

10.3 IO Suspension and Cancellation. SP may immediately suspend or terminate any IO upon written notice to eBay or the applicable Affiliate which entered into such IO with SP, provided eBay or such Affiliate has failed to make any modifications to any Ad within fifteen (15) days after receipt by eBay or such Affiliate, as applicable, of SP’s written notice stating reasonable reasons why such Ad is inappropriate or potentially unlawful. If an Affiliate fails to pay any undisputed amount within thirty (30) days of such Affiliate’s receipt of SP’s notice, SP may reject any future lOs, in whole or in part, from, or suspend or cancel performance of any unperformed Services under any existing lOs entered into with, any Affiliate until payment is made.

10.4 Effect of Termination; Effect of IO Suspension or Cancellation. Upon any termination of these Master Terms as provided in Section 10.2, all existing lOs shall automatically terminate. The suspension or cancellation of any IO shall not terminate these Master Terms. Notwithstanding anything contained in these Master Terms, no Affiliate may terminate these Master Terms. Upon any termination of these Master Terms, eBay (and each applicable Affiliate) will, within a reasonable period after termination (not to exceed thirty (30) days following receipt of final, correct invoice), pay any undisputed fees due hereunder from eBay or the Affiliate, respectively. The following Sections will survive any termination of these Master Terms or any IO: 1, 2.4, 5.3, 5.4, 7, 8, 9, 10.4, and 11.

11. General

11.1 Assignment. SP may not assign or transfer, by operation of law or otherwise, any of its rights or delegate any of its duties under the Agreement to any third party without eBay’s prior written consent. Any attempted assignment or transfer in violation of the foregoing will be void.

11.2 Governing Law. The Agreement will be governed exclusively by and construed in accordance with the laws of the United States and the State- of California, without giving effect to any principles that would require me application of the laws of a different jurisdiction. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, state and federal courts in Santa Clara County. California.

11.3 Construction. The headings of Sections of these Master Terms are for convenience and are not to be used in interpreting these Master Terms. As used in these Master Terms, the word “including” means “including but not limited to.”

11.4 Force Majeure. Neither party will be responsible for failure of performance due to any cause beyond such party’s reasonable control or due to acts of god, acts of civil or military authorities, fires, labor disturbances, floods, epidemics, governmental rules or regulations, war, riot, delays in transportation, shortages of raw materials, shortages of services, power outages, unauthorized hacking on or through the internet, or other unavailability of the Internet including either party’s network, provided that the affected party uses reasonable efforts, under the circumstances, to notify the other party of the circumstances causing the delay and to resume performance as soon as possible.

11.5 Waiver; Severability. All waivers hereunder must be in writing. The waiver of any one breach, default or right granted hereunder will not constitute a waiver of any other breach, default or right granted. Any provision or part of this Agreement held to be illegal or unenforceable will be stricken and the remainder will continue in full force and effect. If any provision or part is stricken in accordance with this Section, such provision or part will be replaced, to the extent possible, with a valid, legal, and enforceable provision that is as similar in tenor to the stricken provision or part as is possible.

11.6 No Press Releases. SP will not issue any press release nor make any public statement regarding these Master Terms or any lOs or the relationship between the parties without eBay’s prior written approval which may be withheld in eBay’s sole discretion.

11.7 Complete Agreement. These Master Terms, including all IOs executed hereunder, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of these Master Terms or any IO will be binding unless in writing and signed by a duly authorized representative of both parties (and in the case of IOs, by the applicable Affiliate).

IN WITNESS WHEREOF, the parties have agreed to these Master Terms by their duly authorized representatives.

LookSmart, Ltd. (“SP”)		eBav Inc. (“eBay”)

Signature:	/s/ Yolanda Loh	Signature:	/s/ Matt Ackley
Name/Title:	Yolanda Loh/VP Sales	Name/Title:	Matt Ackley, VP Internet Marketing
Date:	3/12/2007	Date:	3/13/07